Enterprise CPAs, Ltd.
Certified Public Accountants
209 West 23rd Street, Suite 2
Chicago, IL 60616
Telephone (312) 326-3412

To the Board of Directors
Diversified Holdings International Group Distributors Ltd.

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our audited report dated on July 23, 2009 for the balance sheets of Diversified Holdings International Group Distributors Ltd. as of May 31, 2009, and the related statements of loss, shareholders’ equity, and statements of cash flows for the period May 19, 2009 (date of inception) through May 31, 2009, and the cumulative period May 19, 2009 (date of inception) through May 31, 2009.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Certified Public Accountants
Chicago, IL

July 23, 2009